EXHIBIT 3.9

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20180423242-78
Filing Date and Time 09/26/2018 8:10 AM
Entity Number E0477612010-4

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78. 1955 - After Issuance of Class or Series)

1.	Name of corporation:

KONARED CORPORATION

2.	The articles have been amended as follows: (provide article numbers, if available)

3. Authorized Stock: The Articles of Incorporation of the Corporation be amended to (i) increase the number of authorized shares of the Corporation’s common stock, $0.001 par value per share, from 877,500,000 shares to 1,200,000,000 shares, and (ii) increase the number of authorized shares of the Corporation’s preferred stock, $0.001 par value per share, from 10,000 shares to 20,000 shares.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:   50.1%

4.	Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit - After
Revised: 1-5-15